Exhibit 8.2

Walder Wyss Ltd. Seefeldstrasse 123 P.O. Box 8034 Zurich Switzerland Telephone +41 58 658 58 58 Fax +41 58 658 59 59 www.walderwyss.com

To: Auris Medical Holding AG Bahnhofstrasse 21 6300 Zug Switzerland
Zurich, 13 February 2019
Swiss Legal Opinion re Relocation of Auris Medical Holding AG from Switzerland to Bermuda
Dear Madam, Dear Sir,

We have acted as Swiss legal counsel to Auris Medical Holding AG with its registered seat in Zug, Switzerland (Company) in connection with (i) the Company’s intended relocation from Zurich, Switzerland, to Bermuda (the Relocation) and, related thereto, (ii) the filing of a certain registration statement on form F-4 (Registration No. 333-229401) filed with the U.S. Securities and Exchange Commission (the Commission) on 29 January 2019 (the Registration Statement, which term does not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto) relating to the registration under the U.S. Securities Act of 1933, as amended (the Securities Act).

1.	Scope and limitation of opinion

Our opinion is strictly confined to matters of Swiss law as in force at the date hereof and as it is presently applied by the Swiss courts. Such law and its interpretation are subject to change. In the absence of explicit statutory law or established case law, we base our opinion solely on our independent professional judgment.

Attorneys admitted in Switzerland or in a EU/EFTA state are registered with the attorneys' registry	Page 1 of 6

Swiss Legal Opinion re Relocation of Auris Medical Holding AG from Switzerland to Bermuda

Our opinion is strictly limited to the Documents (as defined below) and the matters stated herein and is not to be read as extending, by implication or otherwise, to any agreement or document referred to in any of the Documents or any other matter.

For purposes of this opinion we have not conducted any due diligence or similar investigation or verification as to any matters stated herein.

In this opinion, Swiss legal concepts are expressed in English terms and not in their original language. These concepts may not be identical to the concepts described by the same English language terms as they exist under the laws of other jurisdictions.

2.	Legal Background

Pursuant to article 163 (1) of the Swiss Federal Act on International Private Law (IPRG) a Swiss company may relocate its registered seat without liquidation and new formation, if (i) the company will continue to exist under foreign law (without liquidation and new formation) and the (ii) requirements under Swiss law are fulfilled.

3.	Documents

For the purpose of this opinion, we have only examined the following documents:

(a)	a copy of the Registration Statement;

(b)	a copy of the articles of association of the Company dated 14 January 2019;

(c)	the tax ruling request letters dated 4 February 2019 submitted to the Swiss Federal Tax Administration and the Zug Cantonal Tax Administration relating to the Relocation (the Tax Rulings);

Swiss Legal Opinion re Relocation of Auris Medical Holding AG from Switzerland to Bermuda

(d)	a copy of the draft invitation to the extraordinary shareholders’ meeting of the Company to be held on 8 March 2019 to approve, among other agenda items, the Relocation (the Shareholders Resolution);

(e)	a copy of the draft resolutions of the board of directors of the Company relating to the Relocation (the Board Resolution); and

(f)	a copy of the excerpt from the Commercial Register reflecting the entry of the Company, dated 12 February 2019,

(the documents listed under paragraphs (a) through (f) above shall be collectively referred to as the Documents).

4.	Assumptions

For the purpose of this opinion, we have assumed that:

(a)	all executed Documents submitted to us as originals are authentic and complete, and all executed Documents submitted to us as copies of originals (including, without limitation, certified, photocopies, fax, pdf or scanned copies) are complete and conform to the original documents;

(b)	all signatures on the executed Documents submitted to us are genuine and have been provided by validly authorised and competent persons and as indicated in the context of the respective signatures;

(c)	the information provided in the Documents is true, correct, complete and up to date and there are no facts outstanding or matters resolved that are not reflected in the Documents;

(d)	all draft Documents submitted to us will be duly executed in due time by validly authorised and competent persons under any applicable law;

(e)	the laws and regulations of Bermuda permit the Company to relocate its registered seat from Switzerland to Bermuda without liquidation and new formation;

(f)	the Company will upon Relocation continue to validly exist under the laws and regulations of Bermuda;

Swiss Legal Opinion re Relocation of Auris Medical Holding AG from Switzerland to Bermuda

(g)	the Shareholders’ Resolution and the Board Resolution (i) have been (or, if not yet taken, will be) duly resolved in a meeting duly convened, (ii) have been (or, if not yet taken, will be) duly executed by validly authorised and competent persons under any applicable law, (iii) accurately reflect the resolutions (to be taken, as the case may be) and other matters stated therein and (iv), if taken, are in full force and effect and have not been revoked, rescinded, amended, superseded or otherwise modified and (v) none of the members of the board of directors of the Company has any interest in the transactions contemplated by the Documents;

(h)	the Company will carry out all actions in due time and enter into and execute all documents required in relation to the transactions as contemplated by the Documents (in particular, but not limited, to the Relocation);

(i)	the Tax Rulings have been confirmed by the Swiss Federal Tax Administration and the Zug Cantonal Tax Administration without any reservations, qualifications or exceptions added by such tax authorities, and the Tax Rulings remain in full force and effect and have not been (and will not be) revoked, rescinded, amended, superseded or otherwise modified;

(j)

the consent, license, approval or authorisation of any person, authority or other governmental body (in particular but not limited to the Swiss Federal and Cantonal Tax Authorities) which is required in relation to the transactions as contemplated by the Documents have been or will have been obtained in due time; an

d

(k)	neither the execution and delivery of the Documents nor the transactions contemplated by the Documents will be illegal or contrary to the laws of any relevant jurisdiction (other than Switzerland).

5.	Opinions

Based upon the Documents and assumptions referred to herein and subject to the qualifications referred to herein and to matters not disclosed to us, we are of the opinion that:

(1)	The statements in the Registration Statement under the captions “Swiss Tax Considerations”, insofar as such statements purport to summarize statutory or regulatory Swiss consequences, fairly summarize the matters referred to therein in all material respects and are true and correct in all material respects and such statements constitute our opinion.

Swiss Legal Opinion re Relocation of Auris Medical Holding AG from Switzerland to Bermuda

6.	Qualifications

The opinions expressed in this letter are subject to the following qualifications:

(a)	We are lawyers qualified to practice law in Switzerland and do not hold ourselves to be experts in any laws other than the laws of Switzerland. In this respect, we assume that there is nothing under any law (other than the laws of Switzerland) which would or might affect the opinions expressed herein.

(b)	In this opinion, Swiss legal concepts are expressed in English terms and not in their original language. These concepts may not be identical to the concepts described by the same English terms as they exist under the laws of other jurisdictions; this opinion may, therefore, only be relied upon under the express condition that any issues of interpretation or liability arising hereunder will be governed by Swiss law and be brought before a Swiss court.

(c)	The opinions set out herein may be affected by a defect in consent (error, fraud, duress or unfair advantage), breach of contract, breach of general principles of good faith or abusive behaviour by one of the parties as well as due to lack of power of representation in case the corporate bodies of the Company have acted contrary to their duties as corporate bodies or contrary to the interests of the Company when executing the Documents on behalf of the Company.

(d)	Any tax ruling remains subject to the facts and circumstances set forth in such tax rulings; therefore, to the extent the facts and/or circumstances relevant to such tax ruling change, no reliance can be placed in the tax rulings, and the tax consequences may materially differ from those set out in the respective tax ruling.

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Swiss Legal Opinion re Relocation of Auris Medical Holding AG from Switzerland to Bermuda

7.	Miscellaneous

We have issued this opinion as of the date hereof and we do not assume any obligation to advise you of any changes in fact or in law that may occur after the date hereof.

This opinion is given solely in connection with the Documents and the transactions contemplated therein. It is addressed to and is solely for the benefit of the Addressee.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to our firm under the caption "Legal Matters" in the prospectus forming a part of the Registration Statement. In giving this consent, we do not hereby admit that we are experts within the meaning of Section 11 of the Securities Act or that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission promulgated thereunder.

This opinion is governed by and shall be construed in accordance with the substantive laws of Switzerland, the ordinary Courts of Zurich having exclusive jurisdiction.

Yours faithfully Walder Wyss Ltd.
/s/ Alex Nikitine	/s/ Maurus Winzap
Alex Nikitine	Maurus Winzap

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